CONSENT BY LEGAL AND TAX COUNSEL

The Scott Law Firm, Ltd. (the "Undersigned"), hereby consents to being named as legal and tax counsel in a Form S-1 Registration Statement and the inclusion of the legal opinions rendered by the Undersigned as Exhibits 5 and 8 thereto and the scope of the limited liability of the limited partners expressed under the sub-heading Limited Liability under the caption Potential Advantages in the prospectus filed with the Securities and Exchange Commission by Atlas Futures Fund, Limited Partnership, in connection with a proposed offering of limited partnership interests (the "Units") to the public as described in said Registration Statement.


					/s/ William S. Scott
					William S. Scott

					Illinois Attorney Registration #2534088

					The Scott Law Firm, Ltd.
					201 West Lake Street, Suite 243
					Chicago, IL 60606
					(312) 957-5553
					wscott@wscottlaw.com

Dated:  October 29, 2010